AMENDED AND RESTATED

SCHEDULE A

dated September 12, 2024

to the

SUBADVISORY AGREEMENT

dated March 16, 2023, between

FS FUND ADVISOR, LLC

and

WATERFALL ASSET MANAGEMENT, LLC

The Adviser shall pay to the Subadviser as compensation for the Subadviser’s services rendered, a fee, computed daily at an annual rate calculated as set forth below based on the assets of the respective Fund as may be allocated by the Adviser to the Subadviser from time to time in accordance with the following fee schedule:

[REDACTED]

[Signature Page Follows]

A-1

ACKNOWLEDGED AND ACCEPTED BY:

FS FUND ADVISOR, LLC

By:	/s/ Stephen S. Sypherd
Name:	Stephen S. Sypherd
Title:	Managing Director and General Counsel

WATERFALL ASSET MANAGEMENT, LLC

By:	/s/ Kenneth Nick
Name:	Kenneth Nick
Title:	Authorized Person

– Signature Page –

Amended and Restated Schedule A to

Sub-Advisory Agreement